EXHIBIT 10.1

WAIVER AND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of this 15th day of September, 2008, by and among Bioject Medical Technologies, Inc., an Oregon corporation and Bioject, Inc., each with its principal place of business at 20245 S.W. 95th Ave., Tualatin, OR 97062 USA (individually and collectively, “Borrower”) and PARTNERS FOR GROWTH, L.P. (“PFG”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A. Borrower and PFG have entered into that certain Loan and Security Agreement dated as of August 31, 2007 (as may be amended, restated, or otherwise modified, the “2007 Loan Agreement”) pursuant to which PFG extended advances of money, all of which were repaid by Borrower on September 3, 2008.

B. In addition to the 2007 Loan Agreement, Borrower and PFG are party to a Term Loan and Security Agreement dated as of March 29, 2006 (the “Convertible Loan Agreement”), under which there is outstanding $1,250,000 in principal (prior to any payment referred to in Section 7.5 hereof) and $2,604.17 in accrued and unpaid interest as of September 15, 2008, a Loan and Security Agreement dated as of December 11, 2006 (the “Revolving Loan Agreement”), repaid by Borrower on June 11, 2008, and associated cross-corporate guarantees and security agreements (the “Loan Documents”).

C. Borrower and PFG entered into that certain Forbearance No. 1, Limited Waiver and Modification to Loan and Security Agreement dated as of November 19, 2007, as amended by that certain Amendment to Forbearance No. 1, Limited Waiver and Modification to Loan and Security Agreement entered into as of December 19, 2007 (collectively, the “2007 Forbearance”).

D. Borrower and PFG entered into that certain Forbearance No. 2, Limited Waiver and Modification to Loan and Security Agreement on May 30, 2008 (the “Forbearance”), pursuant to which the parties entered into certain agreements regarding the conditional restructure of the Convertible Loan Agreement on or before September 15, 2008.

E. But for the Forbearance, Borrower would be in default of the financial covenants set forth in the Loan Documents (the “Specified Default”).

F. The Forbearance Period under the Forbearance ends September 15, 2008 and Borrower (a) acknowledges the Specified Default, (b) desires that the Convertible Loan Agreement be amended as contemplated in the Forbearance, and (c) desires that PFG waive the Specified Default upon the terms and conditions set forth herein.

G. Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Amendment, PFG is willing to amend the terms of the Convertible Loan Agreement and waive the Specified Default.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, incorporated by reference herein, and intending to be legally bound, the parties hereto agree as follows:

1. EVENT OF DEFAULT. Borrower acknowledges the Specified Default.

2. WAIVER OF PFG. Subject to Borrower’s performance of this Amendment and the satisfaction of the conditions set forth in Section 7 hereof, PFG waives Borrower’s non-compliance up to and including the date hereof with the Loan Documents giving rise to the Specified Default and agrees to not exercise remedies under the Loan Documents as a result thereof. In the event of a breach by Borrower of any of the terms set forth in this Amendment, a failure of any condition set forth in Section 7, or the occurrence after the date hereof of any Default under the Convertible Loan Agreement, associated security agreements and any associated cross-corporate guaranties, PFG may exercise any remedies available to PFG under the Convertible Loan Agreement, associated security agreements and any associated cross-corporate guaranties and under applicable law. For purposes of this Amendment, the “Specified Default” shall mean the specific historical Default that PFG is agreeing to waive hereunder as set forth under Recital E, above.

3. AMENDMENT OF CONVERTIBLE LOAN AGREEMENT. The Convertible Loan Agreement is hereby amended prospectively as follows:

3.1 Acknowledgment of Borrower. Borrower acknowledges its receipt from PFG at the initial Closing of the Convertible Loan the sum of $1,250,000 and that such principal amount remains outstanding on the date hereof (before the specified repayments required to be made under Section 7.5 as conditions to this Amendment). The relevant provisions of the Convertible Loan Agreement shall be construed accordingly.

3.2 Repayment. The first two paragraphs of Section 1 of the Schedule consisting of approximately four lines of text (under the general heading “LOAN (Section 1.1)”) shall be replaced with the following:

1. LOAN (Section 1.1):

The Loan shall consist of a term loan in the original principal amount of $1,250,000, funded in its entirety on or about March 29, 2006.

Repayment:	The principal amount of the Loan shall be repaid as follows:

(1) $137,500 on September 15, 2008;

(2) $137,500 on October 1, 2008;

(3) in monthly installments of $55,000 commencing October 1, 2008 (and, for the avoidance of doubt, the $55,000 payment due on October 1, 2008 is in addition to the payment required under clause (2), above); and

(4) a final principal payment equal to the principal amount outstanding at the Maturity Date, together with accrued interest thereon, and any and all other monetary Obligations due under this Loan, on the Maturity Date.

Notwithstanding the requirement to tender payments under clause (3), above, within three (3) Business Days of the end of any month in which a payment is due under clause (3), above, PFG may notify Borrower that it is not requiring a regularly-scheduled principal payment to be made for such month. If Borrower makes such regularly-scheduled principal payment notwithstanding PFG’s notice that no such payment for the month will be required, or Borrower makes any non-scheduled payment of principal (collectively “Non-Required Principal Payments”), such Non-Required Principal Payments shall be treated as Prepayments under the applicable clause of this Schedule 1, below.

Any reduction in the principal amount of the Loan due to the scheduled principal payments specified above made by Borrower shall reduce the amount of the Loan eligible for PFG conversion into Borrower’s equity securities under Section 1 of this Schedule in the provisions identified as “PFG Conversion” and “BMTI-Initiated Conversion”.”

3.3 Prepayment. The clause entitled “Prepayment” in Section 1 of the Schedule is amended in its entirety as follows:

“Prepayment:	Borrower may make a Non-Required Principal Payment, plus all accrued and unpaid interest thereon in whole or in part at any time, without penalty, subject to compliance with the following provisions. At the time any Non-Required Principal Payment is made, BMTI shall issue PFG a warrant to purchase that number of shares of BMTI’s common stock as would be issued at such time if BMTI or PFG had converted that portion of the Loan that is equal to the prepayment (each a “Warrant” and all such Warrants collectively, “Warrants”). The exercise price of the Warrant(s) shall be equal to the Conversion Price. The expiration date of each Warrant issued under this clause shall be the Maturity Date (ignoring any early termination of the Loan due to prepayment or otherwise). The form of Warrant shall be in substantially the form of the warrant issued to PFG in connection with the Existing PFG Loans (as defined in Section 8 of this Schedule).”

3.4 Interest Rate. The first paragraph of Section 2 of the Schedule to the Convertible Loan Agreement is amended to read in its entirety as follows:

“A rate equal to the Prime Rate plus three percent (3%) per annum, floating, and applied to the average daily aggregate amount outstanding under this Agreement each month. Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.”

3.5 Financial Covenants. To Section 5 of the Convertible Loan Agreement are added the following new provisions:

“Minimum Liquidity:	Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

Liquidity Ratio. A minimum Liquidity Ratio of 1.50 : 1.00. “Liquidity Ratio” means a ratio of (a) Borrower’s unrestricted Cash maintained at or through financial institutions, plus Borrower’s Eligible Accounts, to (b) outstanding monetary Obligations owed to PFG.

“Cash” means (i) funds deposited with depositary institutions, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (iii) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iv) bank certificates of deposit issued maturing no more than one (1) year after issue; and (v) money market funds at least ninety-five percent (95%) of the assets of which constitute cash equivalents of the kinds described in clauses (ii) through (iv) of this definition.”

3.6 Definitions. The following new definitions shall be added to Section 7 (“Definitions”) of the Convertible Loan Agreement:

“Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which PFG, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of PFG’s good faith business judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for a Account to be an Eligible Account:

(i) the Account must not be outstanding for more than 90 days from its invoice date (the “Eligibility Period”),

(ii) the Account must not represent progress billings, credit balances, accounting entries made to nullify a prior entry (contras), or be due under a fulfillment or requirements contract with the Account Debtor,

(iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional),

(iv) the Account must not be owing from an Account Debtor with whom Borrower has any material dispute (whether or not relating to the particular Account),

(v) the Account must not be owing from an Affiliate of Borrower,

(vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to PFG in its good faith business judgment, or which fails or goes out of a material portion of its business,

(vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (“Government Accounts”), to the extent the aggregate of such Government Accounts exceeds 25% of Eligible Accounts at any time (unless there has been compliance, to PFG’s satisfaction, with the United States Assignment of Claims Act) and, for the avoidance of doubt, any Government Accounts in excess of such threshold shall not be treated as Eligible Account unless PFG, in its sole discretion, otherwise expressly permits,

(viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless an Excepted Concentration Account, pre-approved by PFG in its discretion in writing, or backed by a letter of credit satisfactory to PFG, or FCIA insured satisfactory to PFG),

(xi) the Account must not be owing from an Account debtor whose accounts receivable aged over 90 days from invoice date exceed 50% of all accounts receivable from such account debtor, and in such case, no account receivable of such account debtor would be eligible for financing hereunder; and

(x) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).

Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding; provided that the foregoing shall not include Excepted Concentration Accounts. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. PFG may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

“Excepted Concentration Accounts” means Accounts Receivable from Merial, Amgen, Inc. (AMGN: NASDAQ), Ferring and Serono, Inc. (SRA: NYSE).

“Minimum Eligibility Requirements” is defined in the definition of “Eligible Accounts” above.

3.7 Provisions Dealing with Accounts. To Section 4 of the Convertible Loan Agreement are added the following new provisions:

“4.10 Representations Relating to Accounts. Borrower represents and warrants to PFG as follows: Each Account used by Borrower to determine its compliance with the financial covenant set forth in Section 5 of the Schedule shall, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the licensing of Intellectual

Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.11 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to PFG as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.12 Documents Relating to Accounts. If requested by PFG, Borrower shall furnish PFG with copies (or, at PFG’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to PFG an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to PFG, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

4.13 Disputes. Borrower shall notify PFG promptly of all disputes or claims relating to Accounts and the settlement, compromise or forgiveness thereof.

4.14 Verification. PFG may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or PFG or such other name as PFG may choose.”

3.8 Negative Covenants. To the end of Section 4.6(iv) is added the following clause:

“, provided that Borrower shall give PFG advance written notice of any exclusive licensing of Intellectual Property and provided further that the proceeds of such licensing shall become Collateral subject to the security interest of PFG”.

3.9 Events of Default. Section 6.1(b) is amended to read in its entirety as follows:

“(b) Borrower shall fail to pay any principal amount of the Loan or any interest thereon within three (3) Business Days after the date due (unless such principal payment is not then required by PFG to be paid) or shall fail to pay any other monetary Obligation within five (5) Business Days after the date due; or ”

3.10 Jury Trial Waiver. Section 8.18 is replaced in its entirety with the following:

“8.18 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable under applicable law, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.”

3.11 Reporting. Section 6 of the Schedule is replaced in its entirety with the following:

“6. REPORTING.
(Section 4.4):

Borrower shall provide PFG with the following:

(a) Monthly accounts receivable agings, aged by invoice date, within five (5) Business Days after the end of each month.

(b) Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within five (5) Business Days after the end of each month.

(c) Monthly reconciliations of accounts receivable agings (aged by invoice date), and general ledger, within five (5) Business Days after the end of each month.

(d)     Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by PFG in its good faith business judgment, all within ten (10) Business Days after the end of each month.

(e) Monthly unaudited, management-prepared financial statements prepared in accordance with GAAP, within ten (10) Business Days after the end of each month.

(f)      Monthly Compliance Certificates, within ten (10) Business Days after the end of each month, in such form as PFG shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as PFG shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

(g)     Quarterly financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower (other than the last fiscal quarter in any year); provided, however, if Borrower files a form 10-Q with the Securities and Exchange Commission and the same is available within said period through EDGAR, such availability will satisfy this requirement.

(h)     A quarterly information update certificate, in the form of an update of the Representations, unless such information is otherwise included as part of a Borrowing Base or Monthly Compliance Certificate, within the earlier to occur of ten (10) Business Days after the end of each fiscal quarter of Borrower or promptly following the knowledge of any executive officer of Borrower that the Representations are no longer true, complete and accurate.

(j)      Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent auditors reasonably acceptable to PFG; provided, however, if Borrower files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, such availability will satisfy this requirement; provided, further, that for purposes of this provision an opinion will be considered “unqualified” even though it has a “going concern” qualification.”

4. BORROWER’ REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a) immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete (i.e., do not omit to state a material fact necessary in order to make the statements made, in light of the circumstances which they were made, not misleading) in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct as of such date), and (ii) no Event of Default has occurred and is continuing, other than the Default(s) waived pursuant to this Amendment;

(b) Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

(c) the articles of incorporation, bylaws and other organizational documents of Borrower delivered to PFG on the Effective Date remain true, accurate and complete and have not been amended (other than as disclosed in Borrower’s SEC filings), supplemented or restated and are and continue to be in full force and effect;

(d) the execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary corporate action on the part of Borrower;

(e) this Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f) as of the date hereof, it has no known defenses against the obligations to pay any amounts under the Obligations and it has no known claims of any kind against PFG. Borrower acknowledges that, to its knowledge, PFG has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents. For purposes hereof, the term “knowledge” (and derivative terms) means the actual knowledge of any executive officer of Borrower or such knowledge as a reasonably prudent executive officer of a U.S. publicly-traded corporation would have if such executive officer exercised reasonable diligence in the performance of his or her legal duties and responsibilities.

Borrower understands and acknowledges that PFG is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties.

5. RELEASE. Borrower hereby forever relieves, releases, and discharges PFG and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment(collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims (except for those arising from gross negligence or intentional misconduct in relation to any confidentiality obligations PFG may have in respect of Borrower) arising out of or in any manner connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing. In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, neither Borrower shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Amendment, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events. Borrower hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Amendment, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Borrower regarding any fact relied upon by any Borrower in entering into this Amendment; (ii) Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Amendment are contractual and not a mere recital; (iv) this Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower; (v) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6. LIMITATION. The forbearance, conditional limited waivers and amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

7. EFFECTIVENESS. Subject to the satisfaction of the conditions precedent set forth below, this Amendment shall become effective on the date hereof, but shall continue to be subject to the satisfaction of all the following conditions:

7.1 Execution and Delivery. Borrower and PFG shall have duly executed and delivered this Amendment and all Amendments to PFG;

7.2 Payment of PFG Expenses. All PFG Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred in connection with this Amendment shall immediately become a part of the Borrower’s Obligations and shall be due and payable upon PFG demand.

7.3 Further Assurances. Borrower shall execute and deliver such amendments, documents and instruments as are necessary or appropriate to effect the conditions to this Amendment, including without limitation, the Amendments.

7.4 Compliance Certificate. Borrower shall have delivered to PFG a Compliance Certificate.

7.5 Partial Repayment of Principal. Borrower shall have made agreed principal payments of $137,500 on the date hereof and $137,500 on October 1, 2008, leaving a principal balance of $975,000 under the Loan, before reflecting the scheduled principal payment of $55,000 also due on October 1, 2008, as set forth in Section 3.2 of this Amendment.

8. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

9. INTEGRATION; CONSTRUCTION. This Amendment, the Amendments and any other documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement and section headings are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. The term “Schedule” means the Schedule to the Loan Agreement. Quotation marks around new provisions to be incorporated into or amendments to be made to the existing terms of the Convertible Loan Agreement are for the convenience of the reader only.

10. Severability. If one or more provisions of this Agreement are held to be unenforceable or are in violation of any applicable law or stock exchange rules or regulations to which either Borrower of PFG is subject, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable or that is in violation. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

11. GOVERNING LAW; VENUE; DISPUTE RESOLUTION. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, PFG AND BORROWER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders and issuing preliminary and permanent injunctions. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which, other than a limitation of not more than 3 depositions per party of not more than 5 hours each, shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph and may grant appropriate relief from the terms of this paragraph for good cause shown.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BORROWER:	BIOJECT, INC.
an Oregon corporation

	By:	/s/ Christine M. Farrell
	Printed Name:	Christine M. Farrell
	Title:	Vice President of Finance

BORROWER:	BIOJECT MEDICAL TECHNOLOGIES, INC.
an Oregon corporation

	By:	/s/ Christine M. Farrell
	Printed Name:	Christine M. Farrell
	Title:	Vice President of Finance

PFG:	PARTNERS FOR GROWTH, L.P.

	By:	/s/ Lorraine Nield
	Printed Name:	Lorranie Nield
	Title:	Manager, Partners for Growth, LLC, its General Partner